EXHIBIT 10.30



June 7, 2000


Kirk Herrington
1073 Blue Grouse Way
North Vancouver, B. C.
V7R 4N7


Dear Kirk:

We are very excited about welcoming you to the Pivotal Corporation ("Pivotal") team. This letter sets forth the terms of your employment with Simba Technologies Inc. ("Simba"), as a subsidiary of Pivotal, subject to closing the acquisition by Pivotal of all of the issued and outstanding shares of Simba (the "Acquisition"). We are pleased to offer you employment under the following terms:

1. Your position will be Vice President, Advanced Technology and Deputy CTO, to be located in Vancouver. You will report to the Chief Technical Officer.

2.   Your salary will be C$150,000 per year, payable semi-monthly.

3. Your annual vacation entitlement will be in accordance with the Pivotal vacation policy. Details of this policy are available from Human Resources for you to review. Simba holiday schedules will apply until such time as the holiday schedule is incorporated into the Pivotal holiday schedule. Any other accrued paid time off at Simba does not carry over or get paid out.

4. As a condition of employment, you are eligible to participate in the Pivotal employee benefits plan, which has been established for Pivotal employees based in Canada. You will, however, remain on the Simba employee benefits plan until such time as the Simba plan is incorporated into the Pivotal plan. Details of the Pivotal employee benefits plan are available from Human Resources for you to review.

5. As a Pivotal employee, you will be eligible to participate in Pivotal's Employee Stock Purchase Program (the "ESPP"). This program entitles employees to purchase Pivotal stock via payroll deduction at a 15% discount to the market price based on terms of the ESPP. To be eligible for participation in the ESPP, you must be a permanent employee on payroll at the commencement of one of two ESPP offering periods; either January 1 - June 30 or July 1 - December 31. Details of the ESPP are available from Human Resources. This paragraph sets forth only a general summary of the ESPP and is subject to modification at the discretion of Pivotal. ESPP documents and applicable law are controlling and govern.

6. Your employment will commence on or about June 16, 2000. You authorize Pivotal to obtain your Simba employment records. Any medical information contained therein will be kept confidential in accordance with applicable law.

7. The terms and conditions of your currently unvested Simba options ("Simba Options") will be changed as follows:

     o The number of Pivotal options you will receive will be calculated by dividing the number of your Simba options by an exchange ratio of 13;

     o The exercise price of the Pivotal options you will receive will be calculated by multiplying the exercise price of your Simba options by an exchange ratio of 13;

     o    Your vesting schedule will not change; and,

     o All other terms and conditions will be in accordance with the Pivotal stock option plan, a summary of which is available for your review.

8. As a condition of your employment, you are required to sign an agreement of confidentiality and acknowledge that the intellectual property, which results from your employment, is owned by Pivotal. In addition, should your employment by Pivotal terminate for any reason, the agreement prohibits you from interfering with the employees, customers or business of Pivotal, or competing with Pivotal for a period of 6 months following the cessation of employment.

This offer of employment is open for your acceptance until the close of business Monday, June 12, 2000. Please sign the attached copy of this letter and the Employee Confidentiality Agreement to indicate your agreement, and return the signed copies to Dave Pritchard.

This agreement supersedes any prior oral or written understandings between you and Simba Technologies Inc. and/or Pivotal, with the sole exception being that the rights to your unvested stock options earned prior to the Acquisition will not be extinguished or altered by your acceptance of this offer, except as otherwise specifically agreed to by you.

We look forward to you joining us in our quest to build a major Internet company that dominates the growing business-to-business marketspace. We look forward to a long and mutually rewarding relationship.


Yours very truly,
                                    I agree with and accept the
                                    above terms and  conditions of employment.



Norm Francis                       ____________________________
President & CEO                          Kirk Herrington




/jm
Enc.